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                                                           EXHIBIT 11


                      NAVISTAR INTERNATIONAL CORPORATION
                        AND CONSOLIDATED SUBSIDIARIES
                      ----------------------------------
                  COMPUTATION OF NET INCOME PER COMMON SHARE


     A. Primary: See the Statement of Income contained in the Navistar International Corporation 1997 Annual Report to Shareowners incorporated herein by reference.


     B.  Full Dilution:

                                         YEARS ENDED OCTOBER 31
Millions of Dollars,                  -----------------------------
except per share data                 1997        1996       1995
-------------------------------------------------------------------

Net income ..................        $  150      $   65     $  164
Less dividends on
  Series G
  Preferred stock ...........            29          29         29
                                     ------      ------     ------
Net income applicable to
  common stock ..............        $  121      $   36     $  135
                                     ======      ======     ======

Fully diluted average
  common and dilutive
  common equivalent
  shares outstanding ........          74.1        73.8       74.3
                                     ======      ======     ======

Fully diluted earnings
  per share .................        $ 1.64      $  .49     $ 1.83
                                     ======      ======     ======


---------------

     This calculation is submitted in accordance with Regulation S-K item 601(b)(11) of the Securities Exchange Act and excludes the effects of the conversion of the Series G preferred stock as such conversion would produce anti-dilutive results.
























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